EXHIBIT 5

                     [LETTERHEAD OF DYCOM INDUSTRIES, INC.]



                                February 26, 2002


Dycom Industries, Inc.
4440 PGA Boulevard, Suite 500
Palm Beach Gardens, Florida 33410

Ladies and Gentlemen:

                I am the General Counsel and Corporate Secretary of Dycom Industries, Inc., a Florida corporation ("Dycom"), and have acted as counsel for Dycom in connection with the Agreement and Plan of Merger, dated as of January 7, 2002 (the "Merger Agreement"), among Dycom, Troy Acquisition Corp., and Arguss Communications, Inc. ("Arguss"). I am delivering this opinion in connection with the Registration Statement (the "Registration Statement") of Dycom filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the registration on Form S-8 of 1,128,476 shares of Dycom Common Stock, par value $0.3333 1/3 per share (the "Shares") pursuant to the Arguss Communications, Inc. 1991 Stock Option Plan, as amended (the "1991 Plan"). Capitalized terms used in this letter, unless otherwise defined herein, have the respective meanings ascribed to such terms in the Merger Agreement.

                For the purpose of this opinion, I have reviewed an original or a copy of such corporate records of Dycom as I have deemed necessary or advisable as a basis for the opinions expressed below, including, without limitation:

                1.    the Merger Agreement;

                2.    the 1991 Plan; and

                3.    this Registration Statement.

                As to questions of fact material to the opinion expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of Dycom or other evidence satisfactory to me.
In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me as original documents and the conformity to original or certified documents submitted to me as copies.

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                I express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the State of Florida. The opinions herein are based on the laws of the State of Florida in effect on the date hereof.

                Based on and subject to the foregoing, I am of the opinion that from and after the Effective Time of the Merger, the Shares issuable to holders of Arguss stock options, upon the due exercise of such options and the satisfaction of certain other conditions, as the case may be, in accordance with their respective terms, will be validly issued and outstanding as fully paid and non-assessable shares.

                I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,


                                         /s/ Marc R. Tiller
                                         -----------------------------------
                                         Marc R. Tiller
                                         General Counsel and Corporate Secretary